For more information, please contact:

Elizabeth Braungard                                 Jacquelyn Basso
VP, Director of Marketing                           VP, Director of Marketing
(Delivery Services)                                 (Support Services)
(717) 231-5732                                      (717) 231-5723



September 5, 2000

Keystone Financial Shareholders Approve M&T Bank Merger

         Harrisburg, PA - Keystone Financial Inc., (NASDAQ:KSTN) ("Keystone"), announced that, at its special meeting of shareholders held September 5, 2000, it received approval of the proposed merger with M&T Bank Corporation (NYSE:MTB)("M&T"). Approximately 91.4% of shares voted were cast in favor of the proposed merger.

         A special meeting for M&T shareholders will be held at M&T Center, One Fountain Plaza, Buffalo, New York on Tuesday, September 19, 2000 at 11 a.m. local time to vote on the proposed merger and a charter amendment that will facilitate a proposed 10-for-1 split of M&T's common stock.

         Completion of the merger is anticipated in early October. The appropriate governmental approvals have been received. Under terms of the merger agreement, stockholders of Keystone have the option, subject to the allocation and proration provisions of the agreement, of electing to receive .05 shares of M&T common stock or $21.50 in cash in exchange for each outstanding share of Keystone common stock. The deadline for receipt of all required documents regarding shareholders' elections by the exchange agent is no later than 5 p.m. New York City time, on Wednesday, September 20, 2000.

         The merger will create a bank with approximately 450 offices in New York, Pennsylvania, Maryland and West Virginia, and combined assets of approximately $30 billion. M&T Bank will become the 29th largest independent banking company in the United States.

         "With this merger, Keystone joins forces with a financial institution that has a proven track record of creating exceptional value for it's shareholders, a dedication to customer service and a commitment to the communities it serves," stated Keystone Chairman, President and CEO Carl Campbell.

         Keystone, the fourth largest financial institution-headquartered in Pennsylvania with assets of approximately $7 billion, is the holding company for Keystone Financial Bank, N.A., which has more than 175 community offices in Pennsylvania, Maryland and West Virginia. For more information, visit www.e-keystonefinancial.com. or www.mandtbank.com on the internet.